Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-195479

EXPLANATORY NOTE

This filing is being made solely to correct the information appearing under the caption “Calculation of Registration Fee” included in the prior filing under Rule 424(b)(7) made on May 5, 2014, and to replace such information with the information appearing below under “Calculation of Registration Fee.” This filing does not amend, modify or alter such prior filing in any other respect.

CALCULATION OF REGISTRATION FEE*

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Shares, no par value	2,583,302 shares	$48.95	$126,452,632.90	$16,287.10

*	The prospectus supplement to which this Calculation of Registration Fee table relates was originally filed with the Securities and Exchange Commission on May 5, 2014 (the “Prospectus Supplement”).
(1)	Relates to the resale by the selling shareholders named in the Prospectus Supplement of up to 2,583,302 common shares. The securities may be offered from time to time in unspecified numbers and at indeterminate prices.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average high and low prices of the registrant’s common shares on April 28, 2014, as reported on the NASDAQ Global Select Market.
(3)	Calculated in accordance with Rule 456(b) and Rule 457(r) under the Securities Act. Includes $16,007.61 previously paid in connection with the Prospectus Supplement.